UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Union Pacific Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Union Pacific Corporation	March 30, 2004

1416 Dodge Street

Room 1230

Omaha, NE 68179

Re:    2004 Annual Meeting of Shareholders

Dear Shareholder:

Enclosed with this letter is a proxy card for voting the retention shares of Union Pacific Corporation (the Company) granted to you in January 2004 (the 2004 Grant). Our transfer agent responsible for distributing proxy materials to our shareholders inadvertently failed to include on your proxy card the number of shares you received in the 2004 Grant. Your vote is important, and, therefore, we have delivered an additional proxy card to you in order that you may vote your 2004 Grant shares.

If you intend to vote your 2004 Grant shares, you should follow the voting instructions on the enclosed proxy card and submit your vote promptly by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope. The enclosed proxy card is a supplemental card and is not intended to serve as a subsequent or replacement proxy card. Therefore, your vote of the 2004 Grant shares will not affect any vote you may have submitted or will submit with respect to any other shares. Even if you have already submitted your vote with respect to shares of the Company owned by you, you must submit another proxy in order to vote your 2004 Grant shares, which proxy will solely represent your 2004 Grant shares. The matters to be voted upon are described in the proxy materials previously delivered to you. Those proxy materials govern your vote of the 2004 Grant shares, and you should consult them prior to submitting your vote.

We apologize for any inconvenience caused by this matter.

UNION PACIFIC CORPORATION